EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of
Gerber Scientific, Inc.:

We consent to incorporation by reference in the registration statements No. 2-93695, No. 33-58668, No. 333-26177, No. 333-42879, No. 333-81447, No. 333-83463, and No. 333-39754 on Form S-8 and No. 33-58670 on Form S-3 of Gerber Scientific, Inc. of our report dated August 13, 2002 relating to the consolidated balance sheets of Gerber Scientific, Inc. and subsidiaries as of April 30, 2002 and 2001 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 2002, which report appears in the April 30, 2002 annual report on Form 10-K of Gerber Scientific, Inc. Our report refers to a change in the method of accounting for goodwill and other intangibles beginning May 1, 2001 and also refers to the fact that the accompanying consolidated financial statements for the years ended April 30, 2001 and 2000 have been restated.

/s/ KPMG LLP

Hartford, Connecticut

August 26, 2002